D
PC

The Commonwealth of Massachusetts

William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment

(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

(1) Exact name of corporation: Pressure BioSciences, Inc.

(2) Registered office address: 14 Norfolk Avenue, South Easton, Massachusetts 02375
(number, street, city or town, state, zip code)

(3) These articles of amendment affect article(s): Article III and IV
(specify the number(s) of article(s) being amended (I-VI))

(4) Date adopted: June 29, 2012
(month, day, year)

(5) Approved by:

(check appropriate box)

☐ the incorporators.

☐ the board of directors without shareholder approval and shareholder approval was not required.

☑ the board of directors and the shareholders in the manner required by law and the articles of organization.

(6) State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassification or cancellation of issued shares.

Article III is being amended to designate 240,000 shares of Preferred Stock as Series G Convertible Preferred Stock.

Article IV is being amended to include the attached Certificate of Designation of Preference, Rights and Limitations of Series G Convertible Preferred Stock.

P.C. 13396529

c156d s1006950c11334 01/13/05

To change the number of shares and par value, * if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following:

Total authorized prior to amendment:

WITHOUT PAR VALUE		WITH PAR VALUE		
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	20,000,000	$.01
		Preferred	297,336	$.01
		Series A Convertible Preferred	313,960	$.01
		Series B Convertible Preferred	279,256	$.01
		Series C Convertible Preferred	88,098	$.01
		Series D Convertible Preferred	850	$.01
		Series E Convertible Preferred	500	$.01
		Series A Junior Participating Preferred	20,000	$.01

Total authorized after amendment:

WITHOUT PAR VALUE		WITH PAR VALUE		
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	20,000,000	$.01
		Preferred	57,336	$.01
		Series A Convertible Preferred	313,960	$.01
		Series B Convertible Preferred	279,256	$.01
		Series C Convertible Preferred	88,098	$.01
		Series D Convertible Preferred	850	$.01
		Series E Convertible Preferred	500	$.01
		Series G Convertible Preferred	240,000	$.01
		Series A Junior Participating Preferred	20,000	$.01

(7) The amendment shall be effective at the time and on the date approved by the Division, unless a later effective date not more than 90 days from the date and time of filing is specified: ______________________

G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

#16315694 v1

CERTIFICATE OF DESIGNATION

OF

SERIES G CONVERTIBLE PREFERRED STOCK

OF

PRESSURE BIOSCIENCES, INC.

(PURSUANT TO SECTION 6.02 OF
THE MASSACHUSETTS BUSINESS CORPORATION ACT,
CHAPTER 156D
OF THE MASSACHUSETTS GENERAL LAWS)

A.	Designation and Amount of Series G Preferred Stock.

This series of Preferred Stock shall be designated as “Series G Convertible Preferred Stock” (the “Series G Preferred Stock”) and the number of shares constituting the Series G Preferred Stock shall be 240,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series G Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series G Preferred Stock.

1. Dividends.

From and after the date of the issuance of any shares of Series G Preferred Stock (the “Series G Original Issue Date”)  and until the first anniversary of the Series G Original Issue Date¸ dividends for each share of Series G Preferred Stock shall accrue on such shares of Series G Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series G Preferred Stock) (the “Series G Accruing Dividends”) at an annual rate of (i) four percent (4%) on those shares of Series G Preferred Stock purchased from the Corporation pursuant to that certain Securities Purchase Agreement, dated July 6, 2012, by and among the Corporation and each of the purchasers named therein (the “Securities Purchase Agreement”) by an individual purchaser who purchased from the Corporation shares of Series G Preferred Stock with an aggregate purchase price of less than $100,000, (ii) six percent (6%) on those shares of Series G Preferred Stock purchased from the Corporation pursuant to the Securities Purchase Agreement by an individual purchaser who purchased from the Corporation shares of Series G Preferred Stock with an aggregate purchase price of at least $100,000 but less than $250,000, and (iii) twelve percent (12%) on those shares of Series G Preferred Stock purchased from the Corporation pursuant to the Securities Purchase Agreement by an individual purchaser who purchased from the Corporation shares of Series G Preferred Stock with an aggregate purchase price of at least $250,000, of the Series G Original Issue Price (as defined below).  Series G Accruing Dividends shall accrue from day to day until, and shall be paid within fifteen (15) days of, the first anniversary of, the Series G Original Issue Date (“Series G Accruing Dividend Date”); provided, however, if any shares of Series E Preferred Stock are outstanding at such time, payment of the Series G Accruing Dividends shall be deferred until no such shares of Series E Preferred Stock remain outstanding.  The Series G Accruing Dividends may be paid either in cash or in shares of Common Stock as determined in the sole discretion of the Board of Directors.  For purposes of the payment of the Series G Accruing Dividends in shares of Common Stock, each share of Common Stock shall be deemed to have a value equal to the volume weighted average price of the Common Stock (the “VWAP”) as reported by the Trading Market (as defined below) for the ten (10) Trading Days immediately preceding the Series G Accruing Dividend Date.  The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than (i) the Series E Convertible Preferred Stock or (ii) shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Articles of Organization) the holders of the Series G Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series G Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Series G Accruing Dividends then accrued on such share of Series G Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series G Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series G Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series G Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series G Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series G Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series G Preferred Stock dividend.  The “Series G Original Issue Price” for each share of Series G Preferred Stock shall be the purchase price paid by the purchaser of the unit comprised of such share of Series G Preferred Stock and warrants to purchase Common Stock under the Securities Purchase Agreement, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series G Preferred Stock.  The “Trading Market”  means the OTC QB Market or if the OTC QB Market is not the primary market on which the Common Stock is then traded, such other primary market or exchange on which the Common Stock is listed or quoted for trading on the date in question.

2. Liquidation, Dissolution or Winding Up.

2.1. Payments to Holders of Series G Preferred Stock and Common Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment of all preferential amounts required to be paid to the holders of Series D Preferred Stock and Series E Preferred Stock and any other class or series of preferred stock senior to the Common Stock upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series G Preferred Stock then outstanding shall be entitled to be paid out of the remaining assets of the Corporation available for distribution to the holders of Common Stock (on an as-converted-into-Common Stock basis) on a pari passu basis with the holders of shares of Common Stock.  The Series G Preferred Stock is junior to the holders of shares of Series D Preferred Stock and the holders of shares of Series E Preferred Stock, and will be junior to the holders of shares of any other class or series of preferred stock designated to be senior to the Common Stock or the Series G Preferred Stock in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

3. Voting.

3.1. General.  The holders of Series G Preferred Stock shall not be entitled to vote on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), except as otherwise required by law.

4. Optional Conversion.

The holders of the Series G Preferred Stock shall have conversion rights as follows (the “Series G Conversion Rights”):

4.1. Right to Convert.

4.1.1. Conversion Ratio.  Subject to the limitations set forth in Section 4.1.2, each share of Series G Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series G Original Issue Price for such share of Series G Preferred Stock by the Series G Conversion Price (as defined below) in effect at the time of conversion.  The “Series G Conversion Price” for each share of Series G Preferred Stock shall initially be equal to one tenth (1/10th) of the Series G Original Issue Price for such share of Series G Preferred Stock.  Such initial Series G Conversion Price, and the rate at which shares of Series G Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2. Series G Beneficial Ownership Limitation.  Shares of Series G Preferred Stock held by each holder of record thereof may not be converted pursuant to Section 4.1.1 to the extent that, after giving effect to such conversion, such holder (together with such holder’s Affiliates, and any other person or entity acting as a group together with such holder or any of such holder’s Affiliates) would beneficially own in excess of the Series G Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such holder of record and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of such holder’s Series G Preferred Stock with respect to which shares of Series G Preferred Stock the holder is converting pursuant to Section 4.1.1, but shall exclude the number of shares of Common Stock which would be issuable upon exercise or conversion of the unexercised or non-converted portion of any other securities of the Corporation (including, without limitation, options and warrants) that are subject to a limitation on conversion or exercise analogous to the limitation contained herein and are beneficially owned by such holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 4.1.2, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act, and each holder of record shall be solely responsible for any schedules required to be filed in accordance therewith.  To the extent that the limitation contained in this Section 4.1.2 applies, the determination of whether each holder of record’s shares of Series G Preferred Stock are convertible into shares of Common Stock (in relation to other securities owned by such holder together with any Affiliates) shall be made by such holder and shall be provided in writing to the Corporation at the time of such conversion or at such other times as may be reasonably requested by the Corporation.  Upon written request of the record holder of shares of Series G Preferred Stock, the Corporation shall provide such holder with the number of then outstanding shares of Common Stock.  The Corporation shall have no obligation to verify or confirm the accuracy of the holder’s determination.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act.  The “Series G Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the shares of Series G Preferred Stock.  The Series G Beneficial Ownership Limitation provisions of this Section 4.1.2 may be waived by the holder of record, at the election of such holder, upon not less than sixty-one (61) days prior written notice to the Corporation (which notice period, if requested by the holder of record, the Corporation may waive in its sole discretion) to increase the Series G Beneficial Ownership Limitation to 9.99%, 14.99% or 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the shares of Series G Preferred Stock, and the provisions of this Section 4.1.2 shall continue to apply.  Upon a waiver of the Series G Beneficial Ownership Limitation from 4.99% to 9.99%, or from 9.99% to 14.99%, as the case may be, the holder of record may further waive the Series G Beneficial Ownership Limitation from 9.99% to 14.99%, or from 14.99% to 19.99%, as applicable, by written notice to the Corporation not less than sixty-one (61) days in advance of such waiver (which notice period, if requested by the holder of record, the Corporation may waive in its sole discretion).  Upon the change by the holder of record of the Series G Beneficial Ownership Limitation from 14.99% to 19.99%, the Series G Beneficial Ownership Limitation may not be further waived by such Holder.

4.1.3. Termination of Series G Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation, the Series G Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series G Preferred Stock.

4.2. Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series G Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series G Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3. Mechanics of Conversion.

4.3.1. Notice of Conversion.  In order for a holder of Series G Preferred Stock to voluntarily convert shares of Series G Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series G Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series G Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series G Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Series G Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Series G Conversion Time (but not more than five days thereafter), (i) issue and deliver to such holder of Series G Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series G Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all accrued but unpaid dividends on the shares of Series G Preferred Stock converted.

4.3.2. Reservation of Shares.  The Corporation shall at all times when the Series G Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series G Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series G Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series G Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles of Organization.  Before taking any action which would cause an adjustment reducing the Series G Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series G Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series G Conversion Price.

4.3.3. Effect of Conversion.  All shares of Series G Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Series G Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends accrued but unpaid on the shares of Series G Preferred Stock so converted.  Any shares of Series G Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series G Preferred Stock accordingly.

4.3.4. No Further Adjustment.  Upon any such conversion, no adjustment to the Series G Conversion Price shall be made for any accrued but unpaid dividends on the Series G Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5. Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series G Preferred Stock pursuant to this Section 4.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series G Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4. Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Series G Original Issue Date effect a subdivision of the outstanding Common Stock, the Series G Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Series G Original Issue Date combine the outstanding shares of Common Stock, the Series G Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.5. Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series G Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series G Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series G Conversion Price then in effect by a fraction:

(1)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)
the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series G Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series G Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series G Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series G Preferred Stock had been converted into Common Stock on the date of such event.

4.6. Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series G Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Series G Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series G Preferred Stock had been converted into Common Stock on the date of such event.

4.7. Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series G Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.5 or 4.6), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series G Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series G Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series G Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series G Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series G Preferred Stock.

4.8. Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Series G Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series G Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series G Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series G Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series G Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series G Preferred Stock.

4.9. Notice of Record Date.  In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series G Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series G Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series G Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series G Preferred Stock and the Common Stock.  Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5. Mandatory Conversion.

5.1. Trigger Events.

5.1.1. At the election of the Corporation given by written notice (the “Mandatory Conversion Notice”) to each holder of Series G Preferred Stock (other than, in the case of (a) and (b) below, any holders of shares of Preferred Stock in respect of which the Trigger Price threshold was not satisfied) (a) within three days of the closing of the sale of shares of Common Stock to the public at a price per share of at least the Trigger Price (as defined below) in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act resulting in at least $2,500,000 of gross proceeds to the Corporation, (b) within ten days after such time, on or after the six-month anniversary of the Series G Original Issue Date, the shares of Common Stock trade on the Trading Market with a VWAP of at least the Trigger Price for at least seven (7) Trading Days out of ten (10) consecutive Trading Days with average daily trading volume for such ten (10) Trading Days of at least 10,000 shares, or (c) on the first anniversary of the Series G Original Issue Date (the time of such closing, the time such trading price and volumes are reached, or the date of such first anniversary is referred to herein as the “Series G Mandatory Conversion Time”), (i) all outstanding shares of Series G Preferred Stock (other than, in the case of (a) and (b) above, any outstanding shares of Preferred Stock in respect of which the Trigger Price threshold was not satisfied), subject to the Series G Beneficial Ownership Limitation (as defined in Section 5.1.2 below), shall be converted into shares of Common Stock at the then effective Series G Conversion Price, and (ii) such shares may not be reissued by the Corporation.   As used herein, the “Trigger Price” means, with respect to a share of Series G Preferred Stock, 150% of 1/10th of the Series G Original Issue Price of such share.

5.1.2. Shares of Series G Preferred Stock held by each holder of record thereof shall not be converted pursuant to Section 5.1.1 to the extent that, after giving effect to such conversion, such holder (together with any of such holder’s Affiliates and any other person or entity acting as a group together with such holder or any of such holder’s Affiliates) would beneficially own in excess of the Series G Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such holder of record and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of such holder’s Series G Preferred Stock, but shall exclude the number of shares of Common Stock which would be issuable upon exercise or conversion of the unexercised or non-converted portion of any other securities of the Corporation (including, without limitation, options and warrants) that are subject to a limitation on conversion or exercise analogous to the limitation contained herein and are beneficially owned by such holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 5.1.2, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act, and each holder of record shall be solely responsible for any schedules required to be filed in accordance therewith.  To the extent that the limitation contained in this Section 5.1.2 applies, the determination of whether each holder of record’s shares of Series G Preferred Stock are convertible into shares of Common Stock (in relation to other securities owned by such holder together with any Affiliates) shall be made by such holder and shall be provided in writing to the Corporation within ten (10) days of receipt of a written request from the Company for such determination, which shall indicate the number of shares of Common Stock then outstanding, or at such other times as may be reasonably requested by the Corporation.  The Corporation shall have no obligation to verify or confirm the accuracy of the holder’s determination.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act.  The “Series G Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the shares of Series G Preferred Stock.  The Series G Beneficial Ownership Limitation provisions of this Section 5.1.2 may be waived by the holder of record, at the election of such holder, upon not less than sixty-one (61) days prior written notice to the Corporation (which notice period, if requested by the holder of record, the Corporation may waive in its sole discretion) to increase the Series G Beneficial Ownership Limitation to 9.99%, 14.99% or 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the shares of Series G Preferred Stock, and the provisions of this Section 5.1.2 shall continue to apply.  Upon a waiver of the Series G Beneficial Ownership Limitation from 4.99% to 9.99%, or from 9.99% to 14.99%, as the case may be, the holder of record may further waive the Series G Beneficial Ownership Limitation from 9.99% to 14.99%, or from 14.99% to 19.99%, as applicable, by written notice to the Corporation not less than sixty-one (61) days in advance of such waiver (which notice period, if requested by the holder of record, the Corporation may waive in its sole discretion).  Upon the change by the holder of record of the Series G Beneficial Ownership Limitation from 14.99% to 19.99%, the Series G Beneficial Ownership Limitation may not be further waived by such Holder.

5.2. Procedural Requirements.  The Mandatory Conversion Notice shall set forth the Series G Mandatory Conversion Time and the place designated for mandatory conversion of all shares of Series G Preferred Stock  being converted pursuant to this Section 5.  Upon receipt of such notice, each holder of shares of Series G Preferred Stock being converted shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Series G Preferred Stock converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate upon the Series G Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2.  As soon as practicable after the delivery of the Mandatory Conversion Notice and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series G Preferred Stock being converted (but in no event more than five days thereafter), the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any accrued but unpaid dividends on the shares of Series G Preferred Stock converted.  Such converted Series G Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series G Preferred Stock accordingly.

6. Acquired Shares.  Any shares of Series G Preferred Stock that are acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series G Preferred Stock following redemption.

7. Waiver.  Any of the rights, powers, preferences and other terms of the Series G Preferred Stock set forth herein may be waived on behalf of all holders of Series G Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series G Preferred Stock then outstanding.

8. Notices.  Any notice required or permitted by the provisions of hereof to be given to a holder of shares of Series G Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Massachusetts Business Corporation Act, and shall be deemed sent upon such mailing or electronic transmission.